Exhibit 23.2

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Consent of Independent Registered Public Accounting Firm

Board of Directors

Pioneer Financial Services, Inc.

Kansas City, Missouri

We consent to the inclusion in this Annual Report on Form 10-K of our report dated November 7, 2006, with respect to our audit of the consolidated balance sheet of Pioneer Financial Services, Inc. as of September 30, 2006, and the related consolidated statements of income, stockholder’s equity and cash flows for the year ended September 30, 2006, included herein.

Kansas City, Missouri

December 15, 2008